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                                   EXHIBIT 99




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IMMEDIATELY

                                                                Ray Boyce
                                                                212/572-7172


                                                                Amy Goldberger
                                                                212/572-1118


             SEAGRAM AND VIACOM REACH AGREEMENT TO SETTLE LITIGATION
                      REGARDING USA NETWORKS JOINT VENTURE

   SEAGRAM TO PURCHASE VIACOM'S 50% INTEREST IN USA NETWORKS FOR $1.7 BILLION



MONTREAL, September 22, 1997 - The Seagram Company Ltd. (NYSE: VO) and Viacom Inc. (AMEX: VIA and VIAB) announced today that they have agreed to resolve all litigation regarding jointly-owned USA Networks. Under terms of the agreement, Seagram will acquire Viacom's 50% interest in USA Networks, including Sci-Fi Channel, for $1.7 billion in cash. The transaction, which is expected to close in the fourth quarter, is subject to customary conditions.

Edgar Bronfman, Jr., Seagram's president and chief executive officer, stated:
"Universal now has the opportunity to manage a scarce and unique asset in the fast-growing cable network business. USA Networks complements our existing entertainment operations and provides a strong platform for future growth, both domestically and internationally. And, with the lawsuit behind us, Universal and Viacom can now focus on further strengthening the many relationships which exist between us across the entertainment world."

Sumner M. Redstone, chairman and chief executive officer of Viacom, said, "The sale of USA Networks is another significant step in our continuing commitment to reduce Viacom's debt. We are pleased that we were able to amicably settle our differences with Seagram and we look forward to resuming a productive relationship."

USA Networks owns and operates these advertiser-supported services: USA Network, a general entertainment channel, which has a 98% penetration of U.S. cable and direct-to-home households, with 73 million subscribers; and Sci-Fi Channel, which has a 63% penetration of U.S. cable and direct-to-home households, with 46 million subscribers. USA Networks also owns and operates USA Networks International, with channels in South America, Europe and Africa.

The Seagram Company Ltd. operates in two global business segments: beverages and entertainment. The beverage businesses are engaged principally in the production and marketing of distilled spirits, wines, fruit juices, coolers, beers and mixers throughout more than 150 countries and territories. The entertainment company, Universal Studios, Inc., produces and distributes motion picture, television and home video products, and recorded music; and operates theme parks and retail stores. Headquartered in Montreal, Seagram employs 30,000 people worldwide.


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